Exhibit 5.1

King & Spalding LLP
1l80 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/572-5100
www.kslaw.com
June 30, 2010
Acuity Brands Lighting, Inc.,
One Lithonia Way
Conyers, Georgia 30012
Re: Acuity Brands Lighting, Inc. — Registration Statement on Form S-4 relating to $350,000,000 aggregate principal amount of 6.00% Senior Notes Due 2019
Ladies and Gentlemen:
     In connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $350,000,000 principal amount of 6.00% Senior Notes due 2019 (the “Notes”) of Acuity Brands Lighting, Inc., a corporation organized under the laws of Delaware (the “Company”), to be issued in exchange for the Company’s outstanding 6.00% Senior Notes due 2019 pursuant to an Indenture, dated as of December 8, 2009 (the “Indenture”), among the Company, as issuer and Acuity Brands, Inc., parent of the Company (“Acuity Brands”), and ABL IP Holding LLC (“ABL IP Holding” and together with Acuity Brands, the “Guarantors”), as guarantors, and Wells Fargo Bank, N.A., as trustee, and (b) the guarantees (the “Guarantees”) of each of the Guarantors provided by the Guarantors pursuant to the Indenture, we, as legal counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
     Upon the basis of such examination, we advise you that, in our opinion, (1) each of the Company and Acuity Brands, each a Delaware corporation, and ABL IP Holding, a Georgia limited liability company, has been duly organized and is an existing entity under the laws of its respective jurisdiction, (2) the Indenture has been duly authorized, executed and delivered by the Company and the Guarantors, (3) the Notes have been duly authorized by the Company, (4) the Guarantees have been duly authorized by the Guarantors, and (5) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Notes will be validly issued and will constitute valid and legally binding obligations of the Guarantors and the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent

June 30, 2010

transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     This opinion is limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Georgia Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible. We have also assumed the genuineness of all signatures on the Indenture.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,
/s/ King & Spalding LLP